Exhibit 99.1

FOR FURTHER INFORMATION:	FOR IMMEDIATE RELEASE
Andrea K. Tarbox	Monday, May 4, 2015
Vice President and Chief Financial Officer
847.239.8812

KAPSTONE REPORTS FIRST QUARTER RESULTS

KAPSTONE INVESTOR CALL AT 11:30 A.M. ET, MAY 5

NORTHBROOK, IL – May 4, 2015 – KapStone Paper and Packaging Corporation (NYSE:KS) today reported results for the first quarter ended March 31, 2015. As compared to 2014’s first quarter, results for 2015’s first quarter are below:

•                  Net sales of $546 million down $3 million, or 1 percent

•                  Net income of $26 million down $6 million, or 19 percent

•                  Adjusted net income of $29 million down $6 million, or 17 percent

•                  Adjusted EBITDA of $87 million down $9 million, or 9 percent

•                  Adjusted EBITDA margin of 15.8 percent, down from 17.4 percent

•                  Diluted EPS of $0.27 down $0.06 per share, or 18 percent

•                  Adjusted diluted EPS of $0.30 down $0.06 per share, or 17 percent

Roger W. Stone, Chairman and Chief Executive Officer, stated, “KapStone delivered lower first quarter earnings as our mills’ struggled with some temporary operational issues.  Fiber costs were higher, particularly in the Pacific Northwest, and the stronger dollar compared to the euro negatively impacted our sales in Europe and exports.  Once again, the weather affected our operations with almost the same intensity as last year’s Polar Vortex as only the timing and geographic locations impacted changed from last year. On the positive side, our corrugated products performed very well and shipments were up 6.5 percent on an average weekly basis over the first quarter of 2014.”

First Quarter Operating Highlights

Consolidated net sales of $546 million in the first quarter of 2015 decreased by $3 million, or 1 percent compared to $549 million for the 2014 first quarter. The decrease is primarily due to $3 million reflecting a stronger U.S. dollar compared to the Euro which impacted sales in Europe and exports, and lower sales volume. The Company sold 661,000 tons of paper during the first quarter of 2015 compared to 673,000 tons a year earlier. The Company’s average mill selling price of $683 per ton in the first quarter of 2015 decreased by $2 per ton compared to the first quarter of 2014 due to the stronger U.S. dollar and lower export prices partially offset by higher kraft paper prices.

Operating income of $47 million for the 2015 first quarter decreased by $11 million, or 19 percent, compared to the 2014 first quarter. The lower operating earnings primarily reflects lower productivity, 12,000 tons of lower sales volume, higher fiber costs and compensation costs and the stronger U.S. dollar which impacted prices in Europe and for exports, partially offset by lower planned outage costs.

Interest expense, net, was $6 million for the first quarter of 2015, down $3 million from a year ago as a result of a lower borrowings and interest rates. Our weighted average interest rate as of March 31, 2015 is 1.8 percent compared to 2.0 percent as of March 31, 2014.

The effective income tax rate for the 2015 first quarter was 34.8 percent compared to 34.3 percent for the 2014 first quarter.

Cash Flow and Working Capital

Cash and cash equivalents decreased by $18 million in the quarter ended March 31, 2015, from December 31, 2014 to $11 million.    Operating activities used $4 million during the first quarter while financing activities generated $15 million. Capital expenditures in the first quarter were $29 million.

At March 31, 2015, the Company had approximately $270 million of working capital and $386 million of revolver borrowing capacity.

Conclusion

In summary, Stone commented, “I expect to see our operations perform better in the second quarter.”

Conference Call

KapStone will host a conference call at 11:30 a.m. ET, Tuesday, May 5, 2015, to discuss the Company’s financial results for the 2015 first quarter. All interested parties are invited to listen and may do so by either accessing a simultaneous broadcast webcast on KapStone’s website, http://www.kapstonepaper.com, or for those unable to access the webcast, the following dial-in numbers are available:

Domestic:  866-515-2910
International:  617-399-5124
Participant Passcode:  51290081

A presentation to be viewed in conjunction with the call will also be available on our website, http://www.kapstonepaper.com, in the “Investors” section.

Replay of the webcast will be available for 30 days on the Company’s website following the call.

About the Company

Headquartered in Northbrook, IL, KapStone Paper and Packaging Corporation is the fifth largest producer of containerboard and corrugated packaging products and is the largest kraft paper producer in the United States. The Company is the parent company of KapStone Kraft Paper Corporation and KapStone Container Corporation which includes four paper mills and 21 converting plants, respectively, across the US. The business employs approximately 4,600 people.

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including “EBITDA”, “Adjusted EBITDA”, “Adjusted Net Income”, and “Adjusted Diluted EPS” to measure our operating performance. Management uses these measures to focus on the on-going operations, and believes it is useful to investors because they enable them to perform meaningful comparisons of past and present operating results. The Company believes that EBITDA and Adjusted EBITDA provide useful information to investors because they improve the comparability of the financial results between periods and provide for greater transparency to key measures used to evaluate the performance and liquidity of the Company. Management uses EBITDA and Adjusted EBITDA for evaluating the Company’s performance against competitors and as a primary measure for employees’ incentive programs. Reconciliations of Net Income to EBITDA, EBITDA to Adjusted EBITDA, Net Income to Adjusted Net Income, Basic EPS to Adjusted Basic EPS, and Diluted EPS to Adjusted Diluted EPS are included in the financial schedules contained in this press release. However, these measures should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

Forward-Looking Statements

Statements in this news release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as “may,” “will,” “should,” “would,’ “expect,” “project,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “outlook,” or “continue,” the negative of these terms or other similar expressions. These statements reflect management’s current views and are subject to risks, uncertainties and assumptions, many of which are beyond the Company’s control that could cause actual results to differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially include, but are not limited to: (1) industry conditions, including changes in cost, competition, changes in the Company’s product mix and demand and pricing for the Company’s products; (2) market and economic factors, including changes in raw material and healthcare costs, exchange rates and interest rates; (3) results of legal proceedings and compliance costs, including unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations; (4) the ability to achieve and effectively manage growth; (5) the ability to pay the Company’s debt obligations; (6) the ability to carry out the Company’s strategic initiatives and manage associated costs and (7) the integration of the Longview acquisition. Further information on these and other risks and uncertainties is provided under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and elsewhere in reports that the Company files with the SEC. These filings can be found on KapStone’s Web site at http://www.kapstonepaper.com and the SEC’s Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

KapStone Paper and Packaging Corporation

Consolidated Statements of Income

(In thousands, except share and per share amounts)

(unaudited)

			Fav / (Unfav)
	Quarter Ended March 31,		Variance
	2015	2014	%

Net sales	$546,289	$548,952	-0.5%

Cost and expenses:
Cost of sales, excluding depreciation and amortization	382,198	383,248	0.3%
Depreciation and amortization	35,121	32,709	-7.4%
Freight and distribution expenses	43,427	40,732	-6.6%
Selling, general and administrative expenses	38,194	34,145	-11.9%
Operating income	47,349	58,118	-18.5%

Foreign exchange loss	885	24	-3587.5%
Interest expense, net	6,413	9,229	30.5%
Income before provision for income taxes	40,051	48,865	-18.0%
Provision for income taxes	13,951	16,766	16.8%
Net income	$26,100	$32,099	-18.7%

Net income per share:
Basic	$0.27	$0.34
Diluted	$0.27	$0.33

Weighted-average number of shares outstanding:
Basic	96,123,351	95,720,328
Diluted	97,662,608	97,315,766

Effective income tax rate	34.8%	34.3%

Supplemental Information

GAAP to Non-GAAP Reconciliations

($ in thousands, except share and per share amounts)

(unaudited)

	Quarter Ended March 31,
	2015	2014
Net Income (GAAP) to EBITDA (Non-GAAP) to Adjusted EBITDA (Non-GAAP):
Net income (GAAP)	$26,100	$32,099
Interest expense, net	6,413	9,229
Provision for income taxes	13,951	16,766
Depreciation and amortization	35,121	32,709
EBITDA (Non-GAAP)	$81,585	$90,803

Acquisition, start up and other expenses	1,207	1,814
Stock-based compensation expense	3,780	2,918
Adjusted EBITDA (Non-GAAP)	$86,572	$95,535

Net Income (GAAP) to Adjusted Net Income (Non-GAAP):
Net income (GAAP)	$26,100	$32,099
Acquisition, start up and other expenses	794	1,188
Stock-based compensation expense	2,485	1,911
Adjusted Net Income (Non-GAAP)	$29,379	$35,198

Basic EPS (GAAP) to Adjusted Basic EPS (Non-GAAP):
Basic EPS (GAAP)	$0.27	$0.34
Acquisition, start up and other expenses	0.01	0.01
Stock-based compensation expense	0.03	0.02
Adjusted Basic EPS (Non-GAAP)	$0.31	$0.37

Diluted EPS (GAAP) to Adjusted Diluted EPS (Non-GAAP):
Diluted earnings per share (GAAP)	$0.27	$0.33
Acquisition, start up and other expenses	0.01	0.01
Stock-based compensation expense	0.02	0.02
Adjusted Diluted EPS (Non-GAAP)	$0.30	$0.36

KapStone Paper and Packaging Corporation

Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2015	2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,545	$28,467
Trade accounts receivable, net of allowances	255,435	228,740
Other receivables	13,779	12,833
Inventories	255,507	238,329
Prepaid expenses and other current assets	16,814	7,172
Total current assets	552,080	515,541

Plant, property and equipment, net	1,384,786	1,386,670
Other assets	10,296	10,135
Intangible assets, net	106,662	110,077
Goodwill	533,851	533,851
Total assets	$2,587,675	$2,556,274

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term borrowings	$10,000	$—
Other current borrowings	6,615	—
Dividend payable	9,721	9,911
Accounts payable	150,788	149,600
Accrued expenses	46,972	48,340
Accrued compensation costs	46,012	62,491
Accrued income taxes	9,668	6,477
Deferred income taxes	1,804	1,990
Total current liabilities	281,580	278,809

Long-term debt, net of current portion	1,055,014	1,046,063
Pension and post-retirement benefits	29,582	32,800
Deferred income taxes	415,067	412,293
Other liabilities	7,895	8,182
Total other liabilities	1,507,558	1,499,338

Stockholders’ equity:
Common stock $0.0001 par value	10	10
Additional paid-in capital	259,260	255,505
Retained earnings	591,053	574,601
Accumulated other comprehensive (loss) income	(51,786)	(51,989)
Total stockholders’ equity	798,537	778,127
Total liabilities and stockholders’ equity	$2,587,675	$2,556,274

KapStone Paper and Packaging Corporation

Consolidated Statement of Cash Flows

(In thousands)

(unaudited)

	Quarter Ended March 31,
	2015	2014
Operating activities:
Net income	$26,100	$32,099
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,121	32,709
Stock-based compensation expense	3,780	2,918
Pension and postretirement	(2,892)	(4,080)
Excess tax benefit for stock-based compensation	(1,391)	(2,221)
Amortization of debt issuance costs	1,007	1,452
Loss on disposal of fixed assets	178	979
Deferred income taxes	1,864	3,323
Changes in operating assets and liabilities	(67,679)	(28,228)
Net cash (used in) provided by operating activities	$(3,912)	$38,951

Investing activities:
Capital expenditures	(28,762)	(32,420)
Net cash used in investing activities	$(28,762)	$(32,420)

Financing activities:
Proceeds from revolving credit facility	$86,400	$56,500
Repayments on revolving credit facility	(76,400)	(56,500)
Proceeds from receivables credit facility	12,962	—
Repayments on receivables credit facility	(4,962)	—
Payments on long-term debt	—	(1,175)
Proceeds from other current borrowings	6,615	6,300
Repayments on other current borrowings	—	(1,673)
Cash dividend paid	(9,838)	—
Payment of withholding taxes on vested stock awards	(2,322)	(1,641)
Proceeds from exercises of stock options	491	214
Proceeds from issuance of shares to ESPP	415	205
Excess tax benefit from stock-based compensation	1,391	2,221
Net cash provided by (used in) financing activities	$14,752	$4,451

Net (decrease) / increase in cash and cash equivalents	(17,922)	10,982
Cash and cash equivalents-beginning of period	28,467	12,967
Cash and cash equivalents-end of period	$10,545	$23,949